PROSPECTUS and                  PRICING SUPPLEMENT NO. 15
PROSPECTUS SUPPLEMENT, each     effective at 1:00 PM ET
Dated 9 October 2003            Dated 22 August 2005
CUSIP: 24422EPV5                Commission File No.: 333-108705
                                Filed pursuant to Rule 424(b)(3)

                       U.S. $1,120,850,000
                 JOHN DEERE CAPITAL CORPORATION

                  MEDIUM-TERM NOTES, SERIES D
      due from 9 Months to 30 Years from Date of Issue

The Medium-Term Notes offered hereby will be Fixed
Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus
Supplement and will be denominated in U.S. Dollars.




Principal Amount:                 $300,000,000

Issue Price:                      99.889% plus accrued
                                  interest from August 25, 2005
                                  if settlement occurs after
                                  that date

Date of Issue:                    August 25, 2005

Maturity Date:                    August 25, 2008

Interest Payment Dates:           February 25 and August 25 of
                                  each year commencing
                                  on February 25, 2006 and
                                  ending at Maturity

Interest Rate:                    4.50% PER ANNUM

Redemption Provisions:            None

Plan of Distribution:                             Principal Amt
                                  Name              Of Notes
                                 Credit Suisse    $112,500,000
                                  First Boston LLC
                                 Deutsche Bank    $112,500,000
                                  Securities Inc.
                                 HSBC Securities   $18,750,000
                                  (USA) Inc.
                                 RBC Capital       $18,750,000
                                  Corporation
                                 Barclays Capital  $18,750,000
                                  Inc.
                                 Fifth Third       $18,750,000
                                  Securities, Inc.
                                 Total            $300,000,000

                                  The above Agents have
                                  severally agreed to purchase
                                  the respective principal
                                  amount of Notes opposite their
                                  names as principal
                                  at a price of 99.539%


Credit Suisse First Boston LLC
Deutsche Bank Securities Inc.
HSBC Securities (USA) Inc.
RBC Capital Corporation
Barclays Capital Inc.
Fifth Third Securities, Inc.

Credit Suisse First Boston and
Deutsche Bank are acting
as Joint Book-Running Managers.